Exhibit 99.1

Nasdaq Determines Marvell Regains Complete Compliance with Listing Requirements

Marvell Securities Will Continue to Trade – Delisting Matter Closed

For Further Information Contact:

Diane Vanasse

Marvell Public Relations

408-242-0027

dvanasse@marvell.com

Santa Clara, CA (July 23, 2007) — Marvell (NASDAQ: MRVL), a leader in storage, communications and consumer silicon solutions, today announced that the Nasdaq Stock Market has determined that the company is now in complete compliance with all Nasdaq rules, including Rule 4310(c)(14)(which requires a Nasdaq-listed company to timely file periodic reports with the Securities and Exchange Commission), and that the matter of delisting is now closed.   This determination was based on the recent filing of the company’s Form 10-K for the fiscal year ended January 27, 2007 and its Forms 10-Q for the periods ended April 29, 2006, July 29, 2006, October 28, 2006, and April 28, 2007.  Marvell’s securities will continue to be listed on the Nasdaq Global Select Market.

“We are very pleased with the Nasdaq decision and are happy to put this matter behind us,” said Dr. Sehat Sutardja, Marvell’s Chief Executive Officer.  “We look forward to continuing to deliver world-class products and technologies to our customers that should enable our solid long-term growth.”

About Marvell

Marvell (NASDAQ: MRVL) is a leader in development of storage, communications, and consumer silicon solutions. The company’s diverse product portfolio includes switching, transceiver, communications controller, wireless and storage solutions that power the entire communications infrastructure including enterprise, metro, home and storage networking. As used in this release, the terms “company” and “Marvell” refer to Marvell Technology Group Ltd. and its subsidiaries, including Marvell Semiconductor Inc. (MSI), Marvell Asia Pte Ltd (MAPL), Marvell Japan K.K., Marvell Taiwan Ltd., Marvell International Ltd. (MIL), Marvell U.K. Limited, Marvell Semiconductor Israel Ltd. (MSIL), Marvell Software Solutions Israel Ltd., and Marvell Semiconductor Germany GmbH. MSI is headquartered in Santa Clara, California and designs, develops and markets products on behalf of MIL and MAPL. MSI may be contacted at (408) 222-2500 or at www.marvell.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements based on projections and assumptions about our products and our markets. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” and their variations identify forward-looking statements. Statements that refer to, or are based on projections, uncertain events or assumptions also identify forward-looking statements. These forward looking statements include, but are not limited to, the company’s expectations as to the continued listing of its securities on the Nasdaq Global Select Market and the continued ability of the company’s products and technologies to enable the company’s long-term growth.  These statements are not guarantees of results and are subject to risks and uncertainties. Some risks and uncertainties that may adversely impact the statements in this release include, but are not limited to, the company’s ability to comply with the Nasdaq listing requirements and the performance, capabilities and market acceptance of our products. For other factors that could cause Marvell’s results to vary from expectations, please see the sections titled “Risk Factors” in Marvell’s quarterly report on Form 10-Q for the fiscal quarter ended April 28, 2007 and other factors detailed from time to time in Marvell’s filings with the Securities and Exchange Commission. We undertake no obligation to revise or update publicly any forward-looking statements.

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